EXHIBIT 10.4

Kheoba corp.

“Caucasus mountains retreat” tour service agreement

This “Caucasus mountains retreat “tour service agreement Agreement (the “Agreement”) is effective as of April 18th, 2023 (the “Effective Date”), by and between Kheoba Corp., (the “Company”), a Nevada corporation with its principal offices at 24 Vazha-Pshavela St, Tbilisi, Georgia 0105 and Dito Mezurnishvili (“Customer”) at 4a Khariton Akhvlediani St, Batumi 6004 Georgia

Consulting Relationship. During the term of this Agreement, the Company will provide tour services (the “Services”) to the Customer as described on Exhibit A attached to this Agreement.

Fees. As consideration for the Services to be provided by the Company the Customer shall pay to the Company the amounts specified in Exhibit B attached to this Agreement at the times specified therein.

Term and Termination. Consultant shall serve as a consultant to the Company for a period commencing on April 18th , 2023 and terminating on a mutually agreeable date as determined by the Company and Customer.

Miscellaneous.

Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below.

Kheoba Corp

By:	Gaga Gvenetadze
CEO

Date:	April 18th, 2023

CUSTOMER

By:	Dito Mezurnishvili

Date:	April 18th, 2023

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EXHIBIT A

DESCRIPTION OF TOUR SERVICES

The Company will provide Caucasus mountains retreat guided tour for up to 4 persons.

Day 1: Hike from Hatsvali to Tsvirmi

Day 2: Hike from Tetnuldi Resort to Adishi, to the Adishichala viewpoint

Day 3: Hike from Davberi Village to Ushguli

Day 4: Explore Ushguli, Shkhara Glacier short hike

Day 5: Shdugra waterfalls hike.

Staying in local hotels where possible at customer own expense or sleeping in the Company provided tents.

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EXHIBIT B

COMPENSATION

Compensation. For Services provided by Company, Customer will pay $500 per person for 5 days guided tour.

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